Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report on the consolidated financial statements of Journal Communications, Inc. dated January 28, 2003 and our report on the financial statements of Journal Employees' Stock Trust dated January 28, 2003, both included in this Amendment No. 4 to the Registration Statement on Form S-2 (Reg. No. 333-105415), including the Prospectus constituting a part thereof, of Journal Communications, Inc. and Journal Employees' Stock Trust, relating to the offer to rescind the sale of all of the units of beneficial interest in the Journal Employees' Stock Trust sold during certain periods to employees who purchased the units in certain states.


                                                  /s/ Ernst & Young LLP

Milwaukee, WI
July 21, 2003